ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Diane Imas
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1242
grussell@kcsa.com / dimas@kcsa.com

ADDvantage Technologies Announces Financial Results for the
Fiscal Second Quarter of 2013
- - -
Net income increased $0.4 million to $0.3 million and $0.03 per diluted share for the fiscal second quarter of 2013
- - -
Completed remaining portion of $1 million stock buyback program
- - -
Focus on driving growth through investments in the core business and future acquisitions in the CATV and Telecommunications equipment industries

BROKEN ARROW, Oklahoma, May 14, 2013 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three and six month periods ended March 31, 2013.

Revenue for the three months ended March 31, 2013 decreased 11% to $8.2 million compared to $9.2 million for the same period last year. New equipment sales were $4.9 million for the three months ended March 31, 2013 as compared to $5.9 million for the three months ended March 31, 2012.  Net refurbished equipment sales were relatively flat at $2.4 million for the three months periods ended March 31, 2013 and March 31, 2012.  Service revenue decreased to $0.9 million for the three month period ended March 31, 2013 compared to $1.0 million for the same period last year.

Net income increased $0.4 million to $0.3 million, or $0.03 per basic and diluted share, for the three month period ended March 31, 2013, compared to a loss of $0.1 million, or $0.01 per basic and diluted share, for the same period last year.  The three month period ended March 31, 2012 includes an $0.8 million interest expense associated with the termination of an interest rate swap agreement following the early payoff of the outstanding amount under the second term loan under the Credit and Term Loan Agreement.

For the six months ended March 31, 2013, revenue decreased to $17.8 million from $18.2 million for the same period last year.  The decrease in revenue was primarily due to the continued decrease in plant expansions and bandwidth upgrades in the cable television industry, largely offset by increased equipment sales as a result of Hurricane Sandy.  Net income for the six month period increased $0.7 million to $1.1 million, or $0.11 per basic and diluted share, as compared to $0.4 million, or $0.04 per basic and diluted share, for the first six months of fiscal 2012.

Cash and cash equivalents were $7.5 million as of March 31, 2013 compared to $5.2 million as of September 30, 2012. As of March 31, 2013, we had inventory of $21.5 million compared to $22.7 million as of September 30, 2012.

During the second quarter of fiscal 2013, the Company purchased 190,261 shares of its common stock outstanding, at an average price per share of $2.16, under its share repurchase program.  These most recent purchases completed the approved program, which allowed the Company to purchase up to $1.0 million of outstanding shares of common stock.  The Board of Directors has elected to not extend this program at this time, as the Company looks towards instituting a more active acquisition strategy.

“We continue to report a steady flow of quarterly profits and have strengthened our balance sheet, despite facing a prolonged period of inactivity throughout the CATV equipment industry,” stated David Humphrey, President and CEO.  “Our strategy of streamlining and managing costs has proven to be an effective approach for the past several years; however, we are now taking a more aggressive stance in the market in order to drive future growth.

“This strategy focuses on growing and diversifying our business by signing new and expanded agreements with OEMs, entering new segments of the CATV equipment markets and expanding our geographic footprint both in the U.S. and in Latin America. This strategy can be achieved by investing in our existing operations, strengthening our sales team, and executing strategic acquisitions.

“We are implementing a broad restructuring of our sales operations with a focus towards greater integration and cooperation between our subsidiaries. These activities will be further advanced by our new VP of Sales and Marketing for the Company, Rick Anderson, who was hired in April. Mr. Anderson has a proven history of energizing sales and marketing programs within the CATV industry.  He will also help lead our entrance into new territories and expand our position in the CATV market.  In addition, we have engaged an investment banker to assist us in executing our acquisition strategy for distribution, service or manufacturing companies within the CATV and telecommunication equipment markets.

“With the addition of Mr. Anderson, our executive management team is in place and dedicated to seeing this strategy implemented. This is going to be an exciting period for ADDvantage, and I believe that the Company’s strategy and the market are properly aligned for us to be successful,” concluded Mr. Humphrey.

Earnings Conference Call
As previously announced, the Company will host a conference call on Tuesday, May 14, 2013, at 12:00 p.m. Eastern Time featuring remarks by Ken Chymiak, Chairman of the Board, David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is (888) 364-3108 (domestic) or (719) 457-2727 (international).  All dial-in participants must use the following code to access the call: 3572199. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through May 28, 2013 at (877) 870-5176 (domestic) or (858) 384-5517 (international). Participants must use the following code to access the replay of the call: 3572199. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola, ARRIS and Fujitsu Frontech North America, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Adams Global Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Sales:
Net new sales income	$4,905,471	$5,854,479	$10,504,369	$11,161,940
Net refurbished sales income	2,375,450	2,366,833	5,388,667	4,955,550
Net service income	944,118	1,009,644	1,948,201	2,117,861
Total net sales	8,225,039	9,230,956	17,841,237	18,235,351
Cost of sales	6,079,242	6,703,637	12,549,612	12,969,011
Gross profit	2,145,797	2,527,319	5,291,625	5,266,340
Operating, selling, general and administrative expenses	1,659,979	1,712,862	3,513,509	3,559,477
Income from operations	485,818	814,457	1,778,116	1,706,863
Interest expense	6,509	940,736	13,390	1,099,362
Income (loss) before provision for income taxes	479,309	(126,279)	1,764,726	607,501
Provision (benefit) for income taxes	183,000	(50,000)	671,000	237,000
Net income (loss)	296,309	(76,279)	1,093,726	370,501

Other comprehensive income:
Unrealized gain on interest rate swap, net of taxes	–	532,889	–	587,258

Comprehensive income	$296,309	$456,610	$1,093,726	$957,759

Earnings (loss) per share:
Basic	$0.03	$(0.01)	$0.11	$0.04
Diluted	$0.03	$(0.01)	$0.11	$0.04
Weighted average shares used in per share calculation:
Basic	10,029,377	10,199,564	10,106,612	10,203,477
Diluted	10,029,501	10,199,564	10,106,906	10,204,780

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2013 (unaudited)	September 30, 2012 (audited)
Assets
Current assets:
Cash and cash equivalents	$7,538,630	$5,191,514
Accounts receivable, net of allowance of $300,000	3,391,557	3,050,796
Income tax refund receivable	24,179	409,386
Inventories, net of allowance for excess and obsolete inventory of $1,320,000 and $1,000,000, respectively	21,538,953	22,666,385
Prepaid expenses	220,233	129,357
Deferred income taxes	919,000	920,000
Total current assets	33,632,552	32,367,438

Property and equipment, at cost:
Land and buildings	8,794,272	8,794,272
Machinery and equipment	2,977,279	2,953,949
Leasehold improvements	9,633	9,633
Total property and equipment, at cost	11,781,184	11,757,854
Less accumulated depreciation and amortization	(3,817,842)	(3,666,327)
Net property and equipment	7,963,342	8,091,527

Other assets:
Goodwill	1,560,183	1,560,183
Other assets	11,428	13,778
Total other assets	1,571,611	1,573,961

Total assets	$43,167,505	$42,032,926

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,030,822	$1,437,492
Accrued expenses	881,533	1,030,174
Notes payable – current portion	184,008	184,008
Total current liabilities	3,096,363	2,651,674

Notes payable, less current portion	1,410,608	1,502,612
Deferred income taxes	109,000	62,000

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,499,138 and 10,465,323 shares issued, respectively; and 9,998,480 and 10,189,120 shares outstanding, respectively	104,991	104,653
Paid in capital	(5,627,759)	(5,748,503)
Retained earnings	45,074,316	43,980,590
Total shareholders’ equity before treasury stock	39,551,548	38,336,740

Less: Treasury stock, 500,658 and 276,203 shares, respectively, at cost	(1,000,014)	(520,100)
Total shareholders’ equity	38,551,534	37,816,640

Total liabilities and shareholders’ equity	$43,167,505	$42,032,926